Exhibit 23.2


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                        Arthur Andersen LLP


            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference into The Bank of New York Company Inc.'s Form 10-K of our report dated January 12, 1993 (except with respect to the matter discussed in Note 18, as to which the date is January 29, 1993) with respect to the consolidated financial statements of National Community Banks, Inc. (NCB) referred to in such report. It should be noted that we have not audited any financial statements of NCB subsequent to December 31, 1992 or performed any audit procedures subsequent to the date of our report.





                                                      \s\ Arthur Andersen LLP

Roseland, New Jersey                                  Arthur Andersen LLP
March 21, 1995